Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
peter.garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Retains Dr. Stephen Hoffman as Senior Advisor

--Hoffman to Increase PDL’s Expertise in Biotech/Pharma Sector--

INCLINE VILLAGE, NV, February 13, 2014 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that the Company has retained Stephen J. Hoffman, M.D., Ph.D. as senior advisor to the Company, effective as of February 3, 2014. PDL is focused on acquiring income generating assets to continue increasing shareholder value. Dr. Hoffman brings more than 25 years of experience in biotech and pharma investing and leadership.

“Steve is an excellent addition to our team. His experiences, from running Allos Therapeutics to his many years of investing in biotech, will provide PDL with additional strength in our asset acquisition program, both in terms of breadth of knowledge and his network of industry contacts in biotech and pharma,” said John P. McLaughlin, president and chief executive officer of PDL. “To date, in our asset acquisition program, we have deployed almost $500 million, $368 million of which was in 2013. Our primary focus is to bring in additional assets that will allow us to extend our ability to pay dividends to our shareholders.”

“2013 was a year of great progress for PDL as it relates to the Company’s ability to secure additional, high-quality, income generating assets,” stated Dr. Hoffman. “There is strong momentum in PDL’s asset acquisition program, and I am excited to be able to assist the company in bringing in additional assets that will allow us to return value to the company’s shareholders.”

Dr. Hoffman was most recently a managing director at Palo Alto-based venture capital firm, Skyline Ventures, where he has been since 2007. Prior to joining Skyline, he was a general partner of TVM Capital. Dr. Hoffman was the founding president, chief executive officer and a director of Allos Therapeutics, Inc., where he served as chairman until 2012. He received his Ph.D. from Northwestern University in chemistry and his M.D. from the University of Colorado.  Dr. Hoffman completed a fellowship in clinical oncology and a residency in dermatology at the University of Colorado.

About PDL BioPharma, Inc.

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL continues to pursue this strategic initiative for which it has already deployed approximately $500 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the Company’s business are disclosed in the risk factors contained in the Company's 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.